EXHIBIT 10.4

*CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SEC

AMENDMENT 3 TO
ADMINISTRATIVE SERVICES AGREEMENT

THIS THIRD AMENDMENT TO THE ADMINISTRATIVE SERVICES AGREEMENT is entered into this 29th day of July, 2001, and effective as indicated herein, by and between TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY, hereinafter referred to as “Transamerica,” a North Carolina corporation, and LEGACY MARKETING GROUP, hereinafter referred to as “LMG,” a California corporation.

WHEREAS, Transamerica and LMG entered into an Administrative Services Agreement, dated May 29, 1998, as amended, hereinafter referred to as the “Agreement,” wherein LMG agreed to provide certain Transamerica accounting and service functions in consideration of the fees as set forth in APPENDIX B of the Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and mutual promises hereinafter contained and other good and valuable consideration, the parties hereto do agree as follows:

1.	Add to APPENDIX A, Policy Forms, the following products effective as of the effective dates noted:

PRODUCT NAME	POLICY NUMBERS/Effective Dates
SelectMark® 10 Special Edition Equity Index Strategy	*

SelectMark® 10 Special Edition with STS and Equity Index Strategy	*

SelectMark® 10 Special Edition with STS	*

SelectMark® 5 Secure (formerly known as the SelectMark® 5 50/50)	*

SelectMark® 7 Secure (formerly known as the SelectMark® 7 50/50)	*

SelectMark® 7 Special Edition Equity Index Strategy	*

PreferMark Platinum	*

PreferMark Gold	*

Beneficiary Rider Plus	*

2.	Appendix B, “Processing Fees, Sub-Section 3(a) “Out-of-Pocket Expenses,” is hereby amended as follows:

In addition to the fees set forth above, LMG will forward to Transamerica on a monthly basis a bill for the out of pocket expenses listed below. Transamerica will reimburse LMG with fifteen (15) days of receipt of such bill. If LMG does not receive reimbursement within fifteen (15) days, Transamerica will allow LMG to draw the following out of pocket expenses from the disbursement account. Out-of-pocket expenses are expenditures for the items such as those listed below and any other items agreed to in writing by the parties. Further, LMG will forward a check to Transamerica any fees due to Transamerica from LMG as a result of Agent renewal appointment fees which are due or have been collected from such Wholesalers and Producers:

2.	Add to APPENDIX B, as follows:

“1.2 Beneficiary Rider Plus

a. Maintenance: * per month per inforce Rider.”

3.	Appendix D, “Schedule of Authorized Personnel,” is hereby amended in its entirety to read as follows, effective as of the date this Amendment 3 is entered into:

      “Representing Transamerica

      Authorized to Modify Agreement: *

Authorized to provide day to day direction of LMG employees for policies and items not specifically covered in this Agreement: *

      Representing Legacy Marketing Group

      Lynda L. Regan, Chief Executive Officer
      R. Preston Pitts, President
      Steve Taylor, Chief Financial Officer
      H. Lynn Stafford, Chief Information Officer
      Niju Vaswani, Vice President of Distribution
      Bill Hrabik, Chief Operation Officer
      Don Dady, Vice President of Product Implementation”

3.	All other provisions in the Agreement not specifically amended above remain in effect and unchanged.

IN WITNESS HEREOF, the parties have hereto executed this Amendment 3.

LEGACY MARKETING GROUP	TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY

By: /s/Don Dady Title: V.P. of Product Development Date: 8/2/01	By: /s/Ata Azarshahi Title: Vice President Date: 7/25/01